Exhibit 99.1

Customers Bancorp, Inc.
701 Reading Avenue
West Reading, PA 19611
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Carla Leibold, CFO 484-923-8802
Sam Sidhu, Head of Corporate Development 212-843-2485

Customers Bancorp Reports Strong Second Quarter 2020 Results
GAAP Net Income of $19.1 million, or $0.61 Per Diluted Share, up 237% over Q2 2019
Adjusted Pre-tax Pre-provision Earnings of $50.8 million, up 94% over Q2 2019
Total Assets Grew by $5.9 billion to $17.9 billion, up 49% in Q2 2020
Originated $5.2 billion in PPP Loans
Ranking #6 in Nation With Approximately 100,000 loans to
Small Businesses and Non-Profits

•Q2 2020 GAAP earnings of $19.1 million, or $0.61 per diluted share, and core earnings of $19.2 million, or $0.61 per diluted share (non-GAAP measures), up 51% over Q2 2019.
•Adjusted pre-tax pre-provision net income for Q2 2020 was $50.8 million, an increase of 94% over Q2 2019 pre-tax pre-provision net income of $26.1 million (non-GAAP measures).
•Q2 2020 results include a provision for credit losses on loans and leases of $20.9 million. At June 30, 2020, the coverage of credit loss reserves for loans and leases held for investment, excluding Paycheck Protection Program ("PPP") loans (non-GAAP measure), was 2.2%, up from 2.0% at March 31, 2020 and 0.8% at December 31, 2019.
•Total revenues up 11% over Q1 2020 and 49% over Q2 2019.
•Net interest income increased by $10.7 million, or 13.1%, over Q1 2020 and $27.3 million, or 42.2%, over Q2 2019. Net interest income, excluding the impact of PPP loan originations ( non-GAAP measure) increased by $1.4 million, or 1.7%, over Q1 2020 and $18.0 million, or 27.8%, over Q2 2019.
•Q2 2020 net interest margin excluding the impact of PPP loan originations (non-GAAP measure) was 2.97%, a 2 basis point decline from Q1 2020 and a 33 basis point increase over Q2 2019. Q2 2020 net interest margin (a non-GAAP measure) declined 34 basis points from Q1 2020 to 2.65%, mostly due to the origination of $4.8 billion of PPP loans in Q2 2020 at an average yield of 1.71%.
•Total commercial deferments declined to less than $700 million, or down to about 8.0%, as of July 24, 2020, from a peak of $1.2 billion. Total consumer deferments declined to $60 million, or 3.7%, as of July 24, 2020, from a peak of $108 million.

•Total assets were $17.9 billion at June 30, 2020, compared to $11.2 billion at June 30, 2019 and $12.0 billion at March 31, 2020. Average assets were $14.7 billion for Q2 2020, compared to $10.4 billion for Q2 2019 and $11.6 billion for Q1 2020.
•Total loans and leases increased $5.6 billion, or 57%, year-over-year driven by PPP loans of $4.8 billion and strong growth in mortgage warehouse loans of $0.8 billion and commercial and industrial loans and leases of $0.5 billion. Total loans and leases, excluding PPP loans (a non-GAAP measure), increased by $808 million, or 8%, year-over-year.
•Total deposits increased $2.8 billion, or 34%, year-over-year, which included a $2.2 billion, or 97%, increase in demand deposits.
•Asset quality remains strong. Non-performing assets were only 0.48% of total assets at June 30, 2020 and reserves equaled 185% of non-performing loans. Net charge-offs were $10.3 million, or 32 basis points of average total loans and leases on an annualized basis.
•Helped approximately 100,000 small businesses and non-profits by originating about $5.2 billion in PPP loans directly or through fintech partnerships, which is expected to add about $100 million in origination revenues over the life of the PPP loans.
West Reading, PA, July 30, 2020 - Customers Bancorp, Inc. (NYSE: CUBI) the parent company of Customers Bank and its operating division BankMobile (collectively “Customers” or "CUBI"), today reported second quarter 2020 ("Q2 2020") net income to common shareholders of $19.1 million, or $0.61 per diluted share. Core earnings (a non-GAAP measure) for Q2 2020 totaled $19.2 million, or $0.61 per diluted share.

“We are very pleased with our financial and business results to date in a difficult environment,” said Customers Bancorp Chairman and CEO Jay Sidhu. “But foremost, I am so pleased and proud to partner with such talented and hard-working team members at a time like this. We did not miss a beat in delivering tremendous service to our clients. And, we overcame tremendous obstacles to give access to Paycheck Protection Program loans to approximately 100,000 small businesses and non-profits. Working nearly around the clock, team members from every department worked with clients to finish loan applications to preserve the jobs of about 1 million Americans. Customers is poised for continued short-term and long-term improvements.”

In light of the COVID-19 public health crisis, Customers immediately responded and implemented the following:

Support for Team Members:
•85% of our team members are currently working remotely and are expected to continue working remotely until a vaccine is developed;
•Special pay considerations, bonuses, additional PTO for essential front line team members;
•No furloughs; team members are at 100% pay;
•Zero-interest loans up to $2,500 are available to assist team members and their families facing challenges due to COVID-19;
•A hotline is available for any team member to call for assistance of any kind; and
•Set up a $1 million education scholarship fund for children of our team members.

Support for Consumers and Businesses:
•Participated in the SBA Paycheck Protection Program resulting in approximately $5.2 billion in PPP loan originations to date;
•Implemented payment modification programs for COVID-19 impacted clients;
•Not reporting payment deferrals to credit bureaus; and waiving or reducing certain fees.

Support for Communities:
•Donations leading to more than $1 million to communities in our footprint for urgent basic needs;
•Additional re-targeting of existing sponsorship and grants to non-profit organizations to support COVID-19 related activities;
•Provided a webinar for the entire business community on how to survive and thrive during this pandemic crisis;
•Represented community bank perspectives on CNBC and social media; and
•Engaged with all team members and our communities in fighting biases, discrimination, and inequalities for all minorities.

Looking Ahead to the Remainder of 2020 and Beyond

Mr. Sidhu stated, "Before COVID-19, Customers was projecting core earnings per share of $3.00 for 2020 with continued improvement expected in all profitability metrics. However, rapid recent changes in economic activity introduce uncertainty to our near-term profitability. We have pivoted our strategy in this environment to building a stronger balance sheet and assisting our customers, team members and community to effectively deal with this crisis. Our provision will be higher, most customer activity will slow, and there will be disruptions, but we are also seeing positive trends in deposits and opportunities to serve customers through the SBA Paycheck Protection Program as well as other U.S. Treasury and Federal stimulus programs." Mr. Sidhu continued, "Despite all of this, we still are hoping to achieve about $3.00 per share in core earnings for 2020, subject to the amount of PPP revenues that will be recognized in 2020 and the economic environment in 2020. Longer term, we remain confident in our ability to achieve a run rate of about $6.00 per share in annual core earnings by the end of 2026."

6th Largest PPP Lender in U.S.; #1 Among Peers

Customers, directly or through fintech partnerships, originated approximately $5.2 billion in PPP loans to date, helping approximately 100,000 small businesses and non-profits across America and preserving about 1 million jobs. The expected revenue from this digital effort and fintech partnership resulted in Customers being the 6th largest PPP lender in the U.S., ranked by number of loans originated, and #1 position among its peer group. The average loan size disbursed by Customers was among the smallest by any bank, being approximately $50,000 per business, helping these small businesses across America save about 1 million jobs. This initiative is expected to result in Customers generating an estimated $100 million in origination fees to be recognized in interest income and an additional $10 million to $15 million in net interest income, materially boosting its tangible common equity to asset ratio. "This initiative is continuing," stated Sidhu.

Loan Portfolio Management during COVID-19 Crisis

Management's monitoring of the loan portfolio is the highest priority at Customers. In addition to very frequent client outreach and monitoring at the individual loan level, Customers has employed a bottoms up data driven approach to analyze its commercial portfolio. "Each borrower has been stressed for liquidity, debt capacity, and business profitability using forward looking views of their particular business sector, which sometimes reflect shock, reboot, and new normal scenarios. This data driven approach, completed with our traditional high touch approach with risk management processes best positions us to get out ahead of any deterioration in credit quality," Sidhu stated.

Here are some details about the loan portfolio with ending balances as of June 30, 2020 and deferment data presented as of July 24, 2020:

Commercial loan portfolio positioned well moving into COVID-19
•Significant portions of the portfolio represent lending activity to industries that have not been significantly impacted, or not impacted at all, such as Customers' mortgage warehouse and specialty finance lender finance portfolios, which represent 32% and 7%, respectively, of the total commercial loan portfolio, excluding PPP loans. Borrowers in these two segments have requested no deferrals and have no delinquencies.
•Exposure to industry segments significantly impacted by COVID-19 is not substantial. The energy and utilities exposure was only $79 million (77% are wind farms); $65 million in colleges and universities (with no deferments requested); $54 million in CRE retail sales exposure (mostly auto sales); $51 million in franchise restaurants and dining; and $24 million in entertainment only businesses.
•Hospitality portfolio is approximately $413 million (about 5% of total commercial loans, excluding PPP), with 73% requesting deferment. Approximately 20% of the portfolio is operating at 95%+ occupancy under government contracts for transitional housing. The portfolio has an average loan to value of 65% (generally based on appraised value at time of origination) with approximately 75% having full or partial recourse.
•Healthcare portfolio is approximately $290 million, comprised predominantly of skilled nursing, which has been deemed an essential business and through a number of federal and state actions has been provided immunity from liability for COVID-19 related deaths. No deferments have been requested and there are no delinquencies.
•Multi-family portfolio is highly seasoned, with an average vacancy rate of 3.4% and loan to value of 56% (generally based on appraised value at time of origination). 58% of the portfolio is in New York City, of which 69% is in rent controlled/regulated properties with a vacancy rate of only 1.8%. As of July 24, 2020, 10% of the portfolio was on 90-day deferment.
•Investment CRE has a DSCR of 2.22x and loan to value of 51% (generally based on appraised value at time of origination), with most of the portfolio housed in the New York, Philadelphia, and Boston metro and surrounding markets.

Steady decline in commercial deferment rates as COVID-19 has progressed
Customers' deferments have declined from a peak of about $1.2 billion, or about 13% of the commercial loan portfolio, to approximately $690 million, or about 8% of the commercial loan portfolio as of July 24, 2020.

Strong other consumer loan performance
•$1.3 billion other consumer loan portfolio outperforms industry peers with deferments dropping below 2% and 30+ DPD delinquency below 1%. Strong credit quality (83% 750+ FICO), low concentration in at risk job segments, and outstanding performance of CB Direct originations have resulted in solid results through end of 2Q.
•Other consumer loan portfolio being managed to zero growth and strengthening credit quality, by replacing run-off with CB Direct originations 700 FICO and above.

Aggressively addressing non-performing assets
Customers has been proactively addressing two large loans, which make up approximately 53% of non-performing assets as of June 30, 2020. Both of these assets were showing some weakness pre-COVID and Customers opted to take a proactive strategy in identifying and aggressively acting to address these two assets and move them off our balance sheet.

Laser focused on communicating with our borrowers
Undergoing an intensive and continuous portfolio management program that is laser focused on communicating with our borrowers, assessing their future prospects, and incorporating therein industry trends is Customers Bank's style. This program involves the entire senior management team and has been, and continues to be, performed from both a market and line of business perspective. This has enabled identification of problem credits early-on and allows us to accurately assess underlying borrower/portfolio risk and mitigate activities that will lead to increased exposure.

Stress testing

In addition to loan level stress testing, Customers also completed a thorough stress testing of its entire loan portfolio to base, moderate, and most severely adverse cases. "We are pleased to report that Customers remained well capitalized; with mitigating factors, under all those scenarios," stated Sidhu.

Status Report on Strategic Priorities Articulated at Analyst Day in October 2018, with Subsequent Updates

Improve Profitability: Top Quartile Profitability with 1.25% Core ROAA in 2-3 years

As stated during our 2018 Analysts Day in October 2018, Customers expects to remain focused on growing its core businesses, while improving margins, capital and profitability. Through favorable mix shifts in both assets and liabilities, while maintaining its superior credit quality culture and extreme focus on productivity improvement, Customers improved the overall quality of its balance sheet and deposit franchise, expanded its net interest margin, enhanced liquidity and remains relatively neutral to interest rate changes. The strategies articulated at the 2018 Analysts Day in October 2018 and subsequent progress through Q2 2020 are summarized below:

•
Target ROAA in top quartile of peer group, which we expect will equate to a ROAA of 1.25% or higher over the next 2-3 years. ROAA was 0.62% in Q2 2020, up from Q1 2020 ROAA of 0.11% due to the decreases in interest expense on deposits driven by the Federal Reserve interest rate cuts of 150 basis points in March 2020 and in provision for credit losses on loans and leases, mostly due to a reduction in net charge-offs. The pre-tax and pre-provision adjusted ROAA (a non-GAAP measure) was 1.39% for Q2 2020, up 38 basis points from 1.01% in Q2 2019.

•
Achieve NIM expansion to 2.75% or greater by Q4 2019, with full year 2019 NIM above 2.70%, through an expected shift in asset and funding mix. Actual results for 2019 were materially better, with full year 2019 NIM of 2.75%. NIM in Q2 2020 was 2.65%, down from 2.99% in Q1 2020 and up from 2.64% in Q2 2019. Since Q3 2018, Customers effectively restructured its balance sheet resulting in NIM expansion of 18 basis points. Net interest margin, excluding PPP loans, expected to remain on average between 2.9% and 3.0% for 2020.

•
BankMobile growth and maturity was expected with profitability achieved by year end 2019. BankMobile reached profitability in Q3 2019 and maintained profitability in Q4 2019 and Q2 2020, and was also profitable in Q1 2020 on an adjusted pre-tax pre-provision basis (a non-GAAP measure). BankMobile's profitability in Q1 2020 was negatively impacted by increased CECL-related provision expense, the COVID-19 crisis, a legal reserve of $1 million related to the previously disclosed DOE matter, increased depreciation expense related to capitalized development costs for technology placed in service in 2019 and non-capitalizable technology-related expenses. Key strategic priorities for 2020 include keeping BankMobile profitable, and attempting to divest it by the end of 2020.

•	Expense control. Customers' efficiency ratio was 58.44% in Q2 2020, down from 66.03% in Q1 2020 and 77.32% in Q2 2019. Improving operating efficiency is a high priority.
•
Growth in core deposits and good quality higher-yielding loans. Demand Deposit Accounts ("DDAs") grew 97% year-over-year. Lower yielding multi-family loans decreased by $1.0 billion, or 33%, year-over-year and were replaced by higher yielding C&I loans and leases and other consumer loans, which had net growth of $515 million and $712 million year-over-year, respectively. Customers originated $4.8 billion of PPP loans during Q2 2020 and approximately $5.2 billion year to date.

•
Maintain strong credit quality and superior risk management. Non-performing loans ("NPLs") were negatively impacted by two commercial real estate loans in northern New Jersey and Massachusetts, respectively. In spite of this, NPLs were only 0.56% of total loans and leases at June 30, 2020. Customers expects to resolve both of these credits during Q3 or Q4 2020. Reserves to NPLs at June 30, 2020 were 185% and the coverage ratio was 2.2% of loans and leases receivable, excluding PPP loans (a non-GAAP measure). The Bank is relatively neutral to interest rate changes at June 30, 2020. We remain very focused on a strong Risk Management culture throughout our company.

•
Evaluate opportunities to redeem our preferred stock as it becomes callable. Redeeming all of the preferred stock as it becomes callable would result in an increase to our diluted earnings per share by approximately $0.46 annually, if not replaced. Given the current economic uncertainty stemming from the COVID-19 crisis, Customers will not call for redemption any preferred stock in 2020 or 2021.

Focus on Capital Allocation

Customers remains well capitalized by all regulatory measures. At the Customers Bank level, CET 1 ratio was 10.64% and total capital to risk weighted assets was 12.30% at June 30, 2020. "We continue to target reaching about a 7.00% tangible common equity ratio (a non-GAAP measure) organically by the end of 2020 for Customers Bancorp, from strong earnings and controlled balance sheet growth. Customers intends to fund all PPP loans by borrowing from the Federal Reserve PPP Liquidity Facility and pledging the PPP loans as collateral, eliminating any capital needs for any of its PPP loans. Since the average PPP loan on the books is approximately $50,000, we expect about 90% of our loans to be forgiven by the SBA," Sidhu commented. "As stated earlier, PPP initiatives by Customers Bank should result in over $100 million in origination revenues, adding materially to our tangible common equity to asset ratio," concluded Sidhu.

Q2 2020 Overview
The following table presents a summary of key earnings and performance metrics for the quarter ended June 30, 2020 and the preceding four quarters:

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per share data and stock price data)	Q2	Q1	Q4	Q3	Q2	Six Months Ended June 30,
	2020	2020	2019	2019	2019	2020	2019

GAAP Profitability Metrics:
Net income available to common shareholders	$19,137	$(515)	$23,911	$23,451	$5,681	$18,621	$17,506
Per share amounts:
Earnings per share - basic	$0.61	$(0.02)	$0.76	$0.75	$0.18	$0.59	$0.56
Earnings per share - diluted	$0.61	$(0.02)	$0.75	$0.74	$0.18	$0.59	$0.55
Book value per common share (1)	$25.08	$23.74	$26.66	$25.66	$24.80	$25.08	$24.80
CUBI stock price (1)	$12.02	$10.93	$23.81	$20.74	$21.00	$12.02	$21.00
CUBI stock price as % of book value (1)	48%	46%	89%	81%	85%	48%	85%
Average shares outstanding - basic	31,477,591	31,391,151	31,306,813	31,223,777	31,154,292	31,434,371	31,101,037
Average shares outstanding - diluted	31,625,771	31,391,151	31,876,341	31,644,728	31,625,741	31,625,669	31,548,022
Shares outstanding (1)	31,510,287	31,470,026	31,336,791	31,245,776	31,202,023	31,510,287	31,202,023
Return on average assets ("ROAA")	0.62%	0.11%	0.97%	0.95%	0.36%	0.40%	0.50%
Return on average common equity ("ROCE")	9.97%	(0.26)%	11.58%	11.81%	2.96%	4.74%	4.65%
Efficiency ratio	58.44%	66.03%	56.98%	61.58%	77.32%	62.09%	72.76%
Non-GAAP Profitability Metrics (2):
Core earnings	$19,174	$603	$23,843	$23,402	$12,688	$19,776	$24,768
Adjusted pre-tax pre-provision net income	$50,766	$38,595	$44,676	$39,440	$26,140	$89,360	$51,445
Core ROAA	0.62%	0.15%	0.97%	0.95%	0.63%	0.41%	0.64%
Core ROCE	9.99%	0.30%	11.55%	11.78%	6.62%	5.04%	6.57%
Adjusted ROAA - pre-tax and pre-provision	1.39%	1.34%	1.57%	1.39%	1.01%	1.37%	1.03%
Adjusted ROCE - pre-tax and pre-provision	24.59%	17.41%	19.89%	18.04%	11.75%	20.92%	11.73%
Core efficiency ratio	55.39%	63.33%	56.76%	59.21%	69.25%	59.16%	68.66%
Core earnings per share - diluted	$0.61	$0.02	$0.75	$0.74	$0.40	$0.63	$0.79
Tangible book value per common share (1)	$24.62	$23.27	$26.17	$25.16	$24.30	$24.62	$24.30
CUBI stock price as % of tangible book value (1)	49%	47%	91%	82%	86%	49%	86%
Net interest margin, tax equivalent	2.65%	2.99%	2.89%	2.83%	2.64%	2.80%	2.62%
Net interest margin, tax equivalent, excluding PPP loans	2.97%	2.99%	2.89%	2.83%	2.64%	2.98%	2.62%
Asset Quality:
Net charge-offs	$10,325	$18,711	$4,362	$1,761	$637	$29,035	$1,697
Annualized net charge-offs to average total loans and leases	0.32%	0.79%	0.18%	0.07%	0.03%	0.52%	0.04%
Non-performing loans ("NPLs") to total loans and leases (1)	0.56%	0.49%	0.21%	0.17%	0.15%	0.56%	0.15%
Reserves to NPLs (1)	185.36%	296.44%	264.67%	290.38%	330.36%	185.36%	330.36%
Customers Bank Capital Ratios (3):
Common equity Tier 1 capital to risk-weighted assets	10.64%	10.60%	11.32%	10.85%	11.19%	10.64%	11.19%
Tier 1 capital to risk-weighted assets	10.64%	10.60%	11.32%	10.85%	11.19%	10.64%	11.19%
Total capital to risk-weighted assets	12.30%	12.21%	12.93%	12.42%	12.84%	12.30%	12.84%
Tier 1 capital to average assets (leverage ratio)	9.59%	9.99%	10.38%	9.83%	10.32%	9.59%	10.32%

(1) Metric is a spot balance for the last day of each quarter presented.
(2) Non-GAAP measures exclude unrealized gains (losses) on loans HFS, investment securities gains and losses, severance expense, merger and acquisition-related expenses, losses realized from the sale of non-QM residential mortgage loans, loss upon acquisition of interest-only GNMA securities, legal reserves, credit valuation adjustments on derivatives, risk participation agreement mark-to-market adjustments, and goodwill and intangible assets. These notable items are not included in Customers' disclosures of core earnings and other core profitability metrics. Please note that not each of the aforementioned adjustments affected the reported amount in each of the periods presented. Customers' reasons for the use of these non-GAAP measures and a detailed reconciliation between the non-GAAP measures and the comparable GAAP amounts are included at the end of this document.
(3) Regulatory capital ratios are estimated for Q2 2020 and actual for the remaining periods. In accordance with regulatory capital rules, Customers elected an option to delay the estimated impact of CECL on its regulatory capital over a five-year transition period ending January 1, 2025. As a result, capital ratios and amounts as of Q2 2020 exclude the impact of the increased allowance for credit losses on loans and leases and unfunded loan commitments attributed to the adoption of CECL and 25% of the quarterly provision for credit losses for subsequent quarters through Q4 2021.

Net Interest Income
Net interest income totaled $92.0 million in Q2 2020, an increase of $10.7 million from Q1 2020, primarily due to a $3.0 billion increase in average interest-earning assets, mostly driven by PPP loan originations and increases in commercial loans to mortgage companies, partially offset by a 34 basis point decline in NIM (a non-GAAP measure) to 2.65%. Compared to Q1 2020, total loan yields decreased 117 basis points to 3.72%. The decrease primarily resulted from the origination of PPP loans, comprising 31% of the total loans and leases at June 30, 2020, yielding 1.71%, and the two Federal Reserve interest rate cuts for 150 basis points during March 2020 due to COVID-19. The cost of interest-bearing deposits in Q2 2020 similarly decreased by 71 basis points to 1.11% due to the interest rate cuts during March 2020. Borrowing costs excluding the impact of FRB PPP Liquidity Facility borrowings decreased by 154 basis points to 1.62% due to the decline in interest rates on short-term borrowings from the interest rate cuts. During Q2 2020, Customers obtained FRB PPP Liquidity Facility borrowings of $4.4 billion, costing 0.35%, to fund its PPP loan originations.
Q2 2020 net interest income increased $27.3 million from Q2 2019, primarily due to a $4.1 billion increase in average interest-earnings assets, primarily related to PPP loan originations, increases in other consumer loans, commercial loans to mortgage companies, and commercial and industrial loans, and one basis point of NIM expansion to 2.65%. Compared to Q2 2019, total loan yields decreased 90 basis points to 3.72%. The decrease primarily resulted from the originations of PPP loans, now comprising 31% of the total loans and leases at June 30, 2020, yielding 1.71%, and the Federal Reserve interest rate cuts for 225 basis points since August 2019.
Total loans and leases increased $5.6 billion, 57%, to $15.3 billion at June 30, 2020 compared to the year-ago period. Customers originated $4.8 billion in PPP loans directly or through fintech partnerships during Q2 2020. Additionally, loan mix improved year-over-year as mortgage warehouse loans increased $778 million to $2.8 billion, commercial and industrial loans and leases increased $515 million to $2.1 billion, commercial real estate non-owner occupied loans increased $86 million to $1.3 billion, and other consumer loans increased $712 million to $1.3 billion. These increases were offset in part by planned decreases in multi-family loans of $990 million to $2.0 billion and residential mortgages of $311 million to $353 million.
Total deposits increased $2.8 billion, or 34%, to $11.0 billion at June 30, 2020 compared to the year-ago period. Total demand deposits increased $2.2 billion, or 97%, to $4.5 billion, money market deposits increased $492 million, or 17%, to $3.4 billion, and savings deposits increased $615 million, or 116%, to $1.1 billion. These increases were offset in part by a decrease in time deposits of $568 million, or 23%, to $1.9 billion.

Risk Management, Provision and Credit Quality

Risk management is a critical component of how Customers creates long-term shareholder value, and Customers believes that asset quality is one of the most important risks in banking to be understood and managed. Customers believes that asset quality risks must be diligently addressed during good economic times with prudent underwriting standards so that when the economy deteriorates the bank's capital is sufficient to absorb all losses without threatening its ability to operate and serve its community and other constituents. Since mid-2019, Customers has been operating in a pre-recessionary environment assuming a recession was imminent in the foreseeable future. "Our Credit Administration Group and Market Presidents started analyzing their portfolios, in detail, and stressing them under adverse scenarios and either exiting or increasing the monitoring activities of higher risk credits. Customers' non-performing loans at June 30, 2020 were only 0.56% of total loans and leases, compared to the industry average non-performing loans of 1.01%, in the most recent period available. Our Q2 2020 non-performing loans were impacted by two commercial real estate credits, with both expected to be resolved during Q3 or Q4 2020, reducing our non-performing loans in future periods. Our expectation is superior asset quality performance in good times and in difficult years," said Mr. Sidhu.

The provision for credit losses on loans and leases in Q2 2020, which was calculated under the CECL accounting standard effective January 1, 2020, was $20.9 million, compared to $31.8 million in Q1 2020 and $5.3 million in Q2 2019. The decrease compared to Q1 2020 primarily resulted from a decline in net charge-offs, while the increase compared to Q2 2019 primarily resulted from the adoption of CECL and the impact of COVID-19. Net charge-offs for Q2 2020 were $10.3 million, or 32 basis points of average loans and leases on an annualized basis, compared to net charge-offs of $18.7 million, or 79 basis points in Q1 2020, and $0.6 million, or 3 basis points in Q2 2019. The allowance for credit losses on loans and leases represented 2.2% of total loans and leases receivable, excluding PPP loans (a non-GAAP measure) at June 30, 2020, compared to 2.0% at March 31, 2020, and 0.6% at June 30, 2019. The allowance for credit losses for unfunded loan commitments is presented within accrued interest payable and other liabilities in the consolidated balance sheet. The Q2 2020 provision for credit losses for unfunded loan commitments was a credit of $0.4 million, compared to a provision of $0.8 million in Q1 2020, and is presented as part of other non-interest expense.

Non-Interest Income

Non-interest income totaled $22.2 million for Q2 2020, an increase of $0.3 million compared to Q1 2020. The increase in non-interest income primarily resulted from increases of $2.6 million in unrealized gain on equity securities issued by a foreign entity, $0.6 million in mortgage warehouse transactional fees, and $0.4 million in gain on sale of investment securities, offset in part by decreases of $2.8 million in other non-interest income and $0.3 million in interchange and card revenue. The increase in mortgage warehouse transactional fees primarily resulted from an increase in transaction volumes due to a decline in market interest rates. The increase in gain on sale of investment securities primarily related to gains realized from the sale of $30.0 million of corporate bonds and $6.3 million in non-agency guaranteed collateralized mortgage obligations in Q2 2020. The decrease in other non-interest income primarily resulted from a negative credit valuation adjustment of $1.8 million primarily resulting from an interest rate swap associated with a non-performing borrower, partially offset by changes in market interest rates, an unrealized loss on one loan held for sale of $1.5 million, and a decline in swap premiums of $1.2 million, offset by an increase in non-qualified retirement plan assets of $1.2 million due to market driven gains of those investments. The decrease in interchange and card revenue primarily resulted from lower activity volumes at BankMobile, principally due to COVID-19.

Non-interest income totaled $22.2 million in Q2 2020, an increase of $10.2 million compared to Q2 2019. The increase in non-interest income primarily resulted from a decrease of $7.5 million in loss realized upon the acquisition of certain interest-only GNMA securities in Q2 2019 and increases of $4.4 million in realized gain on sale of investment securities, $1.7 million in commercial lease income, $1.5 million in unrealized gain on equity securities issued by a foreign entity, $0.9 million in mortgage warehouse transactional fees, offset in part by a decreases of $5.3 million in other non-interest income and $0.3 million in interchange and card revenue. The decrease in loss realized upon the acquisition of certain interest-only GNMA securities resulted from a mortgage warehouse customer that unexpectedly ceased operations in Q2 2019. The increase in gains on sale of investment securities resulted from the sale of $30.0 million of corporate bonds and $6.3 million in non-agency guaranteed collateralized mortgage obligations in Q2 2020. The increase in commercial lease income primarily resulted from organic growth in commercial operating leases. The increase in mortgage warehouse transactional fees primarily resulted from increased refinancing activity driven by the decline in market interest rates. The decrease in non-interest income primarily resulted from a negative mark-to-market derivative credit valuation adjustment of $3.3 million, mostly due to market interest rates and resulting from an interest rate swap associated with a non-performing borrower, an unrealized loss on one loan held for sale of $1.5 million, and a decline in swap premiums of $0.9 million. The decrease in interchange and card revenue primarily resulted from lower activity volumes at BankMobile, principally due to COVID-19.

Non-Interest Expense

Non-interest expense totaled $63.5 million for Q2 2020, a decrease of $3.0 million compared to Q1 2020. The decrease in non-interest expense primarily resulted from decreases of $3.3 million in other non-interest expenses, $3.1 million in professional services, and $1.1 million in advertising and promotion, partially offset in part by increases of $3.0 million in salaries and employee benefits and $1.4 million in loan workout. The decrease in other non-interest expenses was driven by legal reserves of $1.0 million related to a partial settlement of the previously disclosed DOE matter in Q1 2020, a decrease in the provision for credit losses for unfunded commitments of $1.2 million, and a decline in expenses associated with our white label collaboration. The decrease in professional services was primarily driven by management's continued efforts to monitor and control expenses. The decrease in advertising and promotion was driven by decreases in promotional campaigns related to Customers' Digital Banking product and BankMobile and its white label collaboration. The increase in salaries and employee benefits was primarily driven by an increase in full time equivalents needed for future growth. The increase in loan workout was primarily driven by two commercial relationships that are expected to be resolved in the second half of 2020.

Non-interest expense totaled $63.5 million in Q2 2020, an increase of $3.9 million compared to Q2 2019. The increase in non-interest expense primarily resulted from increases of $4.4 million in salaries and employee benefits, $1.4 million in commercial lease depreciation, $1.2 million in loan workout, and $0.9 million in technology, communications and bank operations, offset in part by a decreases of $1.4 million in provision for operating losses, $1.2 million in professional services, $0.8 million in other non-interest expense, and $0.8 million in advertising and promotion. The increase in salaries and employee benefits was primarily driven by annual salary increases and an increase in full time equivalents to support future growth. The increase in commercial lease depreciation was primarily driven by the organic growth of the commercial operating lease portfolio. The increase in loan workout was primarily driven by two commercial relationships. The increase in technology, communications and bank operations primarily resulted from the continued investment in Customers' digital transformation initiatives. The decrease in provision for operating losses was primarily driven from initiatives implemented by management to reduce fraud and theft-based losses. The decrease in professional services was primarily driven by management's continued efforts to monitor and control expenses. The decrease in other non-interest expense was primarily driven by a decline in expenses associated with our white label collaboration. The decrease in advertising and promotion was primarily driven by decreases in promotional campaigns related to Customers' Digital Banking product and BankMobile and its white label collaboration.

Taxes

Customers' effective tax rate was 23.7% for Q2 2020, compared to 38.1% for Q1 2020 and 21.1% for Q2 2019. The decrease in the effective tax rate from Q1 2020 was primarily driven by discrete provision items which increased income tax expense in Q1 2020. The increase in the effective tax rate in Q2 2020 when compared to Q2 2019 is mainly driven by a favorable return to provision adjustment recorded during Q2 2019.

Looking Ahead

Customers is well positioned to execute on its 2020 and 2026 LT strategies
•Net interest margin, excluding PPP loans, expected to remain on average between 2.9% and 3.0% for 2020
•Core operating expenses expected to remain flat over next few quarters
•Tax rate expected to be 22% to 23% for 2020
•Excluding PPP loans, balance sheet at year-end 2020 expected to be about the same or moderately higher than at December 31, 2019
•Absent a further deterioration in economic forecasts, management does not expect a material build up in CECL reserves in future quarters
•PPP loans expected to add about $100 million (pre-tax) to equity capital
•Management focused on the longer term horizon, striving to achieve a run rate of $6.00 per share in core earnings by end of 2026

Capital allocation and philosophy
•Targeting CET 1 of 10.5% to 11.0% at Customers Bank and tangible common equity to tangible assets targeted at about 7.0% at year-end 2020 for the holding company, excluding PPP loans
•Preferred equity will not be called in 2020 or 2021

BankMobile
•BankMobile expected to remain profitable in 2020
•Divestiture on target for completion by year-end 2020

Webcast

Date:   Thursday, July 30, 2020
Time:   9:00 AM EDT
The live audio webcast and presentation slides will be made available at https://www.customersbank.com/investor-relations/ and at Customers Bank 2nd Quarter Earnings Webcast

The second quarter 2020 earnings press release will be issued before the market opens on Thursday, July 30, 2020.

You may submit questions in advance of the live webcast by emailing Customers' Director of Investor Relations, Bob Ramsey at rramsey@customersbank.com; questions may also be asked during the webcast through the webcast application.

The webcast will be archived for viewing on the Customers Bank Investor Relations page. Telephone playback of the webcast audio will be available beginning July 30 at 2:00 PM EDT until 2:00 PM EDT on August 20, 2020. Details to access the telephone playback will also be found on the Customers Bank Investor Relations page.

Institutional Background

Customers Bancorp, Inc. is a bank holding company located in West Reading, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank. Customers Bank is a community-based, full-service bank with assets of approximately $17.9 billion at June 30, 2020. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, Illinois, New York, Rhode Island, Massachusetts, New Hampshire and New Jersey. Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as Concierge Banking® by appointment at customers’ homes or offices 12 hours a day, seven days a week. Customers Bank offers a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

Customers Bancorp, Inc.'s voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information about Customers Bancorp, Inc. can be found on the Company’s website, www.customersbank.com.

“Safe Harbor” Statement
In addition to historical information, this press release may contain ”forward-looking statements” within the meaning of the ”safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words ”may,” ”could,” ”should,” ”pro forma,” ”looking forward,” ”would,” ”believe,” ”expect,” ”anticipate,” ”estimate,” ”intend,” ”plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological events and factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements, including: the adverse impact on the U.S. economy, including the markets in which we operate, of the coronavirus outbreak, and the impact of a slowing U.S. economy and increased unemployment on the performance of our loan and lease portfolio, the market value of our investment securities, the demand for our products and services and the availability of sources of funding; the effects of actions by the federal government, including the Board of Governors of the Federal Reserve System and other government agencies, that effect market interest rates and the money supply; actions that we and our customers take in response to these developments and the effects such actions have on our operations, products, services and customer relationships; the effects of changes in accounting standards or policies, including Accounting Standards Update (ASU) 2016-13, Financial Instruments—Credit Losses (CECL); and, our ability to divest BankMobile on terms and conditions acceptable to us, in the timeframe we currently intend, and the possible effects on our business and results of operations of a divestiture of BankMobile or if we are unable to divest BankMobile for an extended period of time. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2019, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank, except as may be required under applicable law.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(Dollars in thousands, except per share data)						Six Months Ended
	Q2	Q1	Q4	Q3	Q2	June 30,
	2020	2020	2019	2019	2019	2020	2019
Interest income:
Loans and leases	$118,447	$116,080	$116,365	$118,444	$103,567	$234,527	$196,683
Investment securities	6,155	4,977	5,125	5,867	6,481	11,132	12,722
Other	616	4,286	2,505	2,407	1,902	4,902	3,620
Total interest income	125,218	125,343	123,995	126,718	111,950	250,561	213,025

Interest expense:
Deposits	23,238	34,353	35,992	38,267	35,980	57,591	67,204
FHLB advances	4,736	5,390	6,056	7,563	7,607	10,127	12,900
Subordinated debt	2,689	2,689	1,930	1,684	1,684	5,378	3,369
Federal funds purchased and other borrowings	2,573	1,590	2,424	3,469	2,000	4,163	5,569
Total interest expense	33,236	44,022	46,402	50,983	47,271	77,259	89,042
Net interest income	91,982	81,321	77,593	75,735	64,679	173,302	123,983
Provision for credit losses on loans and leases	20,946	31,786	9,689	4,426	5,346	52,732	10,113
Net interest income after provision for credit losses on loans and leases	71,036	49,535	67,904	71,309	59,333	120,570	113,870

Non-interest income:
Interchange and card revenue	6,478	6,809	6,506	6,869	6,760	13,287	15,565
Deposit fees	3,321	3,460	3,616	3,642	3,348	6,782	5,557
Commercial lease income	4,508	4,268	3,839	3,080	2,730	8,776	5,131
Bank-owned life insurance	1,757	1,762	1,795	1,824	1,836	3,519	3,653
Mortgage warehouse transactional fees	2,582	1,952	1,983	2,150	1,681	4,533	2,995
Gain (loss) on sale of SBA and other loans	23	11	2,770	—	—	34	—
Mortgage banking income (loss)	38	296	(635)	283	250	334	417
Loss upon acquisition of interest-only GNMA securities	—	—	—	—	(7,476)	—	(7,476)
Gain (loss) on sale of investment securities	4,353	3,974	—	1,001	—	8,328	—
Unrealized gain (loss) on investment securities	1,200	(1,378)	310	1,333	(347)	(178)	(345)
Other	(2,024)	776	5,629	3,187	3,254	(1,248)	6,257
Total non-interest income	22,236	21,930	25,813	23,369	12,036	44,167	31,754

Non-interest expense:
Salaries and employee benefits	31,296	28,310	27,697	27,193	26,920	59,607	52,743
Technology, communication and bank operations	13,310	13,050	10,370	8,755	12,402	26,360	24,355
Professional services	4,552	7,670	6,470	8,348	5,718	12,223	10,291
Occupancy	3,025	3,032	3,470	3,661	3,064	6,057	5,967
Commercial lease depreciation	3,643	3,427	2,840	2,459	2,252	7,070	4,174
FDIC assessments, non-income taxes and regulatory fees	2,368	2,867	2,492	(777)	2,157	5,235	4,145
Provision for operating losses	1,068	912	1,415	3,998	2,446	1,980	4,225
Advertising and promotion	582	1,641	899	976	1,360	2,222	2,169
Merger and acquisition related expenses	25	50	100	—	—	75	—
Loan workout	1,808	366	230	495	643	2,175	963
Other real estate owned	12	8	247	108	(14)	20	43
Other	1,817	5,126	2,510	4,376	2,634	6,941	4,491
Total non-interest expense	63,506	66,459	58,740	59,592	59,582	129,965	113,566
Income before income tax expense	29,766	5,006	34,977	35,086	11,787	34,772	32,058
Income tax expense	7,048	1,906	7,451	8,020	2,491	8,955	7,323
Net income	22,718	3,100	27,526	27,066	9,296	25,817	24,735
Preferred stock dividends	3,581	3,615	3,615	3,615	3,615	7,196	7,229
Net income available to common shareholders	$19,137	$(515)	$23,911	$23,451	$5,681	$18,621	$17,506

Basic earnings per common share	$0.61	$(0.02)	$0.76	$0.75	$0.18	$0.59	$0.56
Diluted earnings per common share	$0.61	$(0.02)	$0.75	$0.74	$0.18	$0.59	$0.55

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
ASSETS
Cash and due from banks	$44,577	$18,842	$33,095	$12,555	$24,757
Interest earning deposits	1,022,753	237,390	179,410	169,663	71,038
Cash and cash equivalents	1,067,330	256,232	212,505	182,218	95,795
Investment securities, at fair value	681,382	712,657	595,876	608,714	708,359
Loans held for sale	464,164	450,157	486,328	502,854	5,697
Loans receivable, mortgage warehouse, at fair value	2,793,164	2,518,012	2,245,758	2,438,530	2,001,540
Loans receivable, PPP	4,760,427	—	—	—	—
Loans and leases receivable	7,272,447	7,353,262	7,318,988	7,336,237	7,714,106
Allowance for credit losses on loans and leases	(159,905)	(149,283)	(56,379)	(51,053)	(48,388)
Total loans and leases receivable, net of allowance for credit losses on loans and leases	14,666,133	9,721,991	9,508,367	9,723,714	9,667,258
FHLB, Federal Reserve Bank, and other restricted stock	91,023	87,140	84,214	81,853	101,947
Accrued interest receivable	49,911	40,570	38,072	38,412	38,506
Bank premises and equipment, net	8,380	8,890	9,389	14,075	10,095
Bank-owned life insurance	275,842	273,576	272,546	270,526	268,682
Other real estate owned	131	131	173	204	1,076
Goodwill and other intangibles	14,575	14,870	15,195	15,521	15,847
Other assets	584,247	452,585	298,052	285,699	269,165
Total assets	$17,903,118	$12,018,799	$11,520,717	$11,723,790	$11,182,427

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing deposits	$1,879,789	$1,435,151	$1,343,391	$1,569,918	$1,380,698
Interest bearing deposits	9,086,086	6,978,492	7,305,545	7,355,767	6,805,079
Total deposits	10,965,875	8,413,643	8,648,936	8,925,685	8,185,777
FRB advances	—	175,000	—	—	—
Federal funds purchased	—	705,000	538,000	373,000	406,000
FHLB advances	850,000	1,260,000	850,000	1,040,800	1,262,100
Other borrowings	123,833	123,732	123,630	123,528	99,055
Subordinated debt	181,255	181,185	181,115	109,050	109,026
FRB PPP liquidity facility	4,419,967	—	—	—	—
Accrued interest payable and other liabilities	354,341	195,603	126,241	132,577	129,064
Total liabilities	16,895,271	11,054,163	10,467,922	10,704,640	10,191,022

Preferred stock	217,471	217,471	217,471	217,471	217,471
Common stock	32,791	32,751	32,617	32,526	32,483
Additional paid in capital	450,665	446,840	444,218	441,499	439,067
Retained earnings	338,665	319,529	381,519	357,608	334,157
Accumulated other comprehensive loss	(9,965)	(30,175)	(1,250)	(8,174)	(9,993)
Treasury stock, at cost	(21,780)	(21,780)	(21,780)	(21,780)	(21,780)
Total shareholders' equity	1,007,847	964,636	1,052,795	1,019,150	991,405
Total liabilities & shareholders' equity	$17,903,118	$12,018,799	$11,520,717	$11,723,790	$11,182,427

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED
(Dollars in thousands)
	Three Months Ended
	June 30, 2020		March 31, 2020		June 30, 2019
	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)
Assets
Interest earning deposits	$384,622	0.12%	$772,249	1.49%	$78,666	3.01%
Investment securities (1)	705,389	3.49%	566,287	3.52%	687,048	3.77%
Loans and leases:
Commercial loans to mortgage companies	2,456,067	2.91%	1,841,659	3.82%	1,658,070	4.76%
Multi-family loans	2,009,847	3.87%	2,213,858	4.06%	3,097,537	3.84%
Commercial and industrial loans and leases (2)	2,460,060	4.05%	2,460,811	4.70%	2,041,315	5.19%
Loans receivable, PPP	2,754,920	1.71%	—	—%	—	—%
Non-owner occupied commercial real estate loans	1,392,131	3.81%	1,335,459	4.35%	1,181,455	4.53%
Residential mortgages	429,609	3.53%	445,953	3.97%	723,160	4.28%
Other consumer loans	1,288,999	8.72%	1,259,051	9.14%	289,511	9.41%
Total loans and leases (3)	12,791,633	3.72%	9,556,791	4.89%	8,991,048	4.62%
Other interest-earning assets	98,377	2.06%	81,404	7.04%	94,388	5.58%
Total interest-earning assets	13,980,021	3.60%	10,976,731	4.59%	9,851,150	4.56%
Non-interest-earning assets	695,563		596,675		520,692
Total assets	$14,675,584		$11,573,406		$10,371,842
Liabilities
Interest checking accounts	$2,482,222	0.75%	$1,294,098	1.43%	$836,154	1.96%
Money market deposit accounts	3,034,457	0.85%	3,635,554	1.79%	3,168,957	2.26%
Other savings accounts	1,177,554	1.94%	1,141,406	2.05%	484,303	2.16%
Certificates of deposit	1,734,062	1.51%	1,524,770	2.04%	1,972,792	2.33%
Total interest-bearing deposits (4)	8,428,295	1.11%	7,595,828	1.82%	6,462,206	2.23%
FRB PPP liquidity facility	942,258	0.35%	—	—%	—	—%
Borrowings	2,282,761	1.62%	1,229,399	3.16%	1,462,362	3.09%
Total interest-bearing liabilities	11,653,314	1.15%	8,825,227	2.01%	7,924,568	2.39%
Non-interest-bearing deposits (4)	1,890,955		1,573,371		1,345,494
Total deposits and borrowings	13,544,269	0.99%	10,398,598	1.70%	9,270,062	2.04%
Other non-interest-bearing liabilities	142,181		149,453		115,717
Total liabilities	13,686,450		10,548,051		9,385,779
Shareholders' equity	989,134		1,025,355		986,063
Total liabilities and shareholders' equity	$14,675,584		$11,573,406		$10,371,842
Interest spread		2.61%		2.89%		2.51%
Net interest margin		2.65%		2.98%		2.63%
Net interest margin tax equivalent (5)		2.65%		2.99%		2.64%
Net interest margin tax equivalent excl. PPP (6)		2.97%		2.99%		2.64%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(2) Includes owner occupied commercial real estate loans.
(3) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(4) Total costs of deposits (including interest bearing and non-interest bearing) were 0.91%, 1.51% and 1.85% for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, respectively.
(5) Non-GAAP tax-equivalent basis, using an estimated marginal tax rate of 26% for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, presented to approximate interest income as a taxable asset. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.
(6) Non-GAAP tax-equivalent basis, as described in note (5) for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, excluding net interest income from PPP loans and related borrowings, along with the related PPP loan balances and PPP fees receivable from interest-earning assets. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED
(Dollars in thousands)
	Six Months Ended
	June 30, 2020		June 30, 2019
	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)
Assets
Interest earning deposits	$578,435	1.03%	$81,947	2.76%
Investment securities (1)	635,838	3.50%	689,422	3.69%
Loans and leases:
Commercial loans to mortgage companies	2,148,863	3.30%	1,462,362	4.89%
Multi-family loans	2,111,853	3.97%	3,175,233	3.81%
Commercial and industrial loans and leases (2)	2,460,435	4.37%	1,981,559	5.16%
Loans receivable, PPP	1,377,460	1.71%	—	—%
Non-owner occupied commercial real estate loans	1,363,795	4.07%	1,175,428	4.50%
Residential mortgages	437,782	3.75%	709,529	4.22%
Other consumer loans	1,274,024	8.93%	203,381	9.34%
Total loans and leases (3)	11,174,212	4.22%	8,707,492	4.55%
Other interest-earning assets	89,890	4.31%	87,503	5.76%
Total interest-earning assets	12,478,375	4.04%	9,566,364	4.49%
Non-interest-earning assets	646,120		501,013
Total assets	$13,124,495		$10,067,377
Liabilities
Interest checking accounts	$1,888,160	0.98%	$825,672	1.93%
Money market deposit accounts	3,335,006	1.37%	3,156,988	2.25%
Other savings accounts	1,159,479	1.99%	432,893	2.10%
Certificates of deposit	1,629,416	1.76%	1,763,634	2.24%
Total interest-bearing deposits (4)	8,012,061	1.45%	6,179,187	2.19%
FRB PPP liquidity facility	471,129	0.35%	—	—%
Borrowings	1,756,080	2.16%	1,447,606	3.04%
Total interest-bearing liabilities	10,239,270	1.52%	7,626,793	2.35%
Non-interest-bearing deposits (4)	1,732,163		1,353,112
Total deposits and borrowings	11,971,433	1.30%	8,979,905	2.00%
Other non-interest-bearing liabilities	145,818		110,090
Total liabilities	12,117,251		9,089,995
Shareholders' equity	1,007,244		977,382
Total liabilities and shareholders' equity	$13,124,495		$10,067,377
Interest spread		2.74%		2.49%
Net interest margin		2.79%		2.61%
Net interest margin tax equivalent (5)		2.80%		2.62%
Net interest margin tax equivalent (6)		2.98%		2.62%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(2) Includes owner occupied commercial real estate loans.
(3) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(4) Total costs of deposits (including interest bearing and non-interest bearing) were 1.19% and 1.80% for the six months ended June 30, 2020 and June 30, 2019, respectively.
(5) Non-GAAP tax-equivalent basis, using an estimated marginal tax rate of 26% for both the six months ended June 30, 2020 and 2019, presented to approximate interest income as a taxable asset. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.
(6) Non-GAAP tax-equivalent basis as described in noted (5), for both the six months ended June 30, 2020 and 2019, excluding net interest income from PPP loans and related borrowings, along with the related PPP loan balances and PPP fees receivable from interest-earning assets. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
SEGMENT REPORTING - UNAUDITED
(Dollars in thousands, except per share amounts)
The following tables present Customers' business segment results for the three and six months ended June 30, 2020 and 2019:

	Three Months Ended June 30, 2020			Three Months Ended June 30, 2019
	Customers Bank Business Banking	BankMobile	Consolidated	Customers Bank Business Banking	BankMobile	Consolidated
Interest income (1)	$112,455	$12,763	$125,218	$103,014	$8,936	$111,950
Interest expense	32,856	380	33,236	47,061	210	47,271
Net interest income	79,599	12,383	91,982	55,953	8,726	64,679
Provision for loan and lease losses	19,623	1,323	20,946	(2,206)	7,552	5,346
Non-interest income	11,683	10,553	22,236	970	11,066	12,036
Non-interest expense	44,270	19,236	63,506	38,107	21,475	59,582
Income (loss) before income tax expense (benefit)	27,389	2,377	29,766	21,022	(9,235)	11,787
Income tax expense (benefit)	6,611	437	7,048	4,629	(2,138)	2,491
Net income (loss)	20,778	1,940	22,718	16,393	(7,097)	9,296
Preferred stock dividends	3,581	—	3,581	3,615	—	3,615
Net income (loss) available to common shareholders	$17,197	$1,940	$19,137	$12,778	$(7,097)	$5,681

Basic earnings (loss) per common share	$0.55	$0.06	$0.61	$0.41	$(0.23)	$0.18
Diluted earnings (loss) per common share	$0.54	$0.06	$0.61	$0.40	$(0.22)	$0.18

(1) Amounts reported include funds transfer pricing of $1.6 million and $2.2 million for the three months ended June 30, 2020 and 2019, respectively, credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of excess low/no cost deposits.

	Six Months Ended June 30, 2020			Six Months Ended June 30, 2019
	Customers Bank Business Banking	BankMobile	Consolidated	Customers Bank Business Banking	BankMobile	Consolidated
Interest income (1)	$225,171	$25,390	$250,561	$195,885	$17,140	$213,025
Interest expense	76,533	726	77,259	88,666	376	89,042
Net interest income	148,638	24,664	173,302	107,219	16,764	123,983
Provision for credit losses on loans and leases	46,921	5,811	52,732	770	9,343	10,113
Non-interest income	22,819	21,348	44,167	8,547	23,207	31,754
Non-interest expense	88,130	41,835	129,965	73,491	40,075	113,566
Income (loss) before income tax expense (benefit)	36,406	(1,634)	34,772	41,505	(9,447)	32,058
Income tax expense (benefit)	9,334	(379)	8,955	9,510	(2,187)	7,323
Net income (loss)	27,072	(1,255)	25,817	31,995	(7,260)	24,735
Preferred stock dividends	7,196	—	7,196	7,229	—	7,229
Net income (loss) available to common shareholders	$19,876	$(1,255)	$18,621	$24,766	$(7,260)	$17,506

Basic earnings (loss) per common share	$0.63	$(0.04)	$0.59	$0.80	$(0.23)	$0.56
Diluted earnings (loss) per common share	$0.63	$(0.04)	$0.59	$0.79	$(0.23)	$0.55
As of June 30, 2020 and 2019
Goodwill and other intangibles	$3,629	$10,946	$14,575	$3,629	$12,218	$15,847
Total assets (2)	$17,316,394	$586,724	$17,903,118	$10,555,141	$627,286	$11,182,427
Total deposits	$10,303,112	$662,763	$10,965,875	$7,729,580	$456,197	$8,185,777
Total non-deposit liabilities (2)	$5,895,690	$33,706	$5,929,396	$1,970,391	$34,854	$2,005,245

(1) Amounts reported include funds transfer pricing of $3.1 million and $7.8 million for the six months ended June 30, 2020 and 2019, respectively, credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of excess low/no cost deposits.
(2) Amounts reported exclude inter-segment receivables and payables.

The following tables present Customers' business segment results for the quarter ended June 30, 2020, the preceding four quarters, and the six months ended June 30, 2020 and 2019, respectively:

Customers Bank Business Banking:						Six Months Ended June 30,
	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019	2020	2019
Interest income (1)	$112,455	$112,717	$112,212	$113,995	$103,014	$225,171	$195,885
Interest expense	32,856	43,678	46,111	50,734	47,061	76,533	88,666
Net interest income	79,599	69,039	66,101	63,261	55,953	148,638	107,219
Provision for credit losses on loans and leases	19,623	27,298	6,846	2,475	(2,206)	46,921	770
Non-interest income	11,683	11,136	14,964	11,757	970	22,819	8,547
Non-interest expense	44,270	43,860	41,494	38,347	38,107	88,130	73,491
Income before income tax expense	27,389	9,017	32,725	34,196	21,022	36,406	41,505
Income tax expense	6,611	2,722	6,892	7,814	4,629	9,334	9,510
Net income	20,778	6,295	25,833	26,382	16,393	27,072	31,995
Preferred stock dividends	3,581	3,615	3,615	3,615	3,615	7,196	7,229
Net income available to common shareholders	$17,197	$2,680	$22,218	$22,767	$12,778	$19,876	$24,766

Basic earnings per common share	$0.55	$0.09	$0.71	$0.73	$0.41	$0.63	$0.80
Diluted earnings per common share	$0.54	$0.09	$0.70	$0.72	$0.40	$0.63	$0.79

(1) Amounts reported include funds transfer pricing of $1.6 million, $1.4 million, $0.7 million, $0.3 million and $2.2 million for the three months ended June 30, 2020, March 31, 2020, December 31, 2019, September 30, 2019, and June 30, 2019, respectively. Amounts reported also include funds transfer pricing of $3.1 million and $7.8 million for the six months ended June 30, 2020 and 2019, respectively. These amounts are credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of excess low/no cost deposits.

BankMobile:						Six Months Ended June 30,
	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019	2020	2019
Interest income (2)	$12,763	$12,626	$11,783	$12,723	$8,936	$25,390	$17,140
Interest expense	380	344	291	249	210	726	376
Net interest income	12,383	12,282	11,492	12,474	8,726	24,664	16,764
Provision for credit losses on loans and leases	1,323	4,488	2,843	1,951	7,552	5,811	9,343
Non-interest income	10,553	10,794	10,849	11,612	11,066	21,348	23,207
Non-interest expense	19,236	22,599	17,246	21,245	21,475	41,835	40,075
Income (loss) before income tax expense (benefit)	2,377	(4,011)	2,252	890	(9,235)	(1,634)	(9,447)
Income tax benefit	437	(816)	559	206	(2,138)	(379)	(2,187)
Net income (loss) available to common shareholders	$1,940	$(3,195)	$1,693	$684	$(7,097)	$(1,255)	$(7,260)

Basic income (loss) per common share	$0.06	$(0.10)	$0.05	$0.02	$(0.23)	$(0.04)	$(0.23)
Diluted income (loss) per common share	$0.06	$(0.10)	$0.05	$0.02	$(0.22)	$(0.04)	$(0.23)

Deposit balances (3)
Disbursements business deposits	$500,072	$502,711	$319,263	$598,064	$409,683
White label deposits	162,691	107,054	81,837	67,541	46,514
Total deposits	$662,763	$609,765	$401,100	$665,605	$456,197
(2) Amounts reported include funds transfer pricing of $1.6 million, $1.4 million, $0.7 million, $0.3 million and $2.2 million for the three months ended June 30, 2020, March 31, 2020, December 31, 2019, September 30, 2019, and June 30, 2019, respectively. Amounts reported also include funds transfer pricing of $3.1 million and $7.8 million for the six months ended June 30, 2020 and 2019, respectively. These amounts are credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of excess low/no cost deposits.
(3) As of June 30, 2020, March 31, 2020, December 31, 2019, September 30, 2019, and June 30, 2019.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END LOAN AND LEASE COMPOSITION - UNAUDITED
(Dollars in thousands)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019
Commercial:
Multi-family	$2,023,571	$2,069,077	$2,390,204	$2,797,579	$3,014,005
Mortgage warehouse	2,832,112	2,573,397	2,305,784	2,549,088	2,054,104
Commercial & industrial	2,060,494	2,017,567	1,831,126	1,778,423	1,545,930
Commercial real estate owner occupied	544,772	543,945	551,948	475,774	585,985
Loans receivable, PPP	4,760,427	—	—	—	—
Commercial real estate non-owner occupied	1,262,373	1,252,826	1,222,772	1,267,679	1,176,108
Construction	128,834	115,448	117,617	60,429	59,230
Total commercial loans and leases	13,612,583	8,572,260	8,419,451	8,928,972	8,435,362
Consumer:
Residential	352,941	364,760	386,089	640,786	663,959
Manufactured housing	66,865	69,240	71,359	73,626	76,644
Other consumer	1,257,813	1,315,171	1,174,175	634,237	545,378
Total consumer loans	1,677,619	1,749,171	1,631,623	1,348,649	1,285,981
Total loans and leases	$15,290,202	$10,321,431	$10,051,074	$10,277,621	$9,721,343

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END DEPOSIT COMPOSITION - UNAUDITED
(Dollars in thousands)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2020	2020	2019	2019	2019

Demand, non-interest bearing	$1,879,789	$1,435,151	$1,343,391	$1,569,918	$1,380,698
Demand, interest bearing	2,666,209	1,577,034	1,235,292	1,139,675	925,180
Total demand deposits	4,545,998	3,012,185	2,578,683	2,709,593	2,305,878
Savings	1,144,788	1,168,121	919,214	591,336	529,532
Money market	3,404,709	2,833,990	3,482,505	3,201,883	2,912,266
Time deposits	1,870,380	1,399,347	1,668,534	2,422,873	2,438,101
Total deposits	$10,965,875	$8,413,643	$8,648,936	$8,925,685	$8,185,777

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED
(Dollars in thousands)	As of June 30, 2020					As of March 31, 2020					As of June 30, 2019
	Total loans	Non accrual /NPLs	Allowance for credit losses	Total NPLs to total loans	Total reserves to total NPLs	Total loans	Non accrual /NPLs	Allowance for credit losses	Total NPLs to total loans	Total reserves to total NPLs	Total loans	Non accrual /NPLs	Allowance for credit losses	Total NPLs to total loans	Total reserves to total NPLs

Loan type
Multi-family	$1,581,839	$7,013	$14,697	0.44%	209.57%	$1,621,633	$4,020	$8,750	0.25%	217.66%	$3,014,005	$—	$9,926	—%	—%
Commercial & industrial	2,099,442	9,974	12,302	0.48%	123.34%	2,072,952	9,993	18,806	0.48%	188.19%	1,598,494	5,409	15,201	0.34%	281.03%
Commercial real estate owner occupied	544,772	4,022	11,405	0.74%	283.57%	543,945	2,411	8,527	0.44%	353.67%	585,985	918	1,895	0.16%	206.43%
Loans receivable, PPP	4,760,427	—	—	—%	—%	—	—	—	—%	—%	—	—	—	—%	—%
Commercial real estate non-owner occupied	1,244,773	30,257	26,493	2.43%	87.56%	1,252,826	21,479	18,530	1.71%	86.27%	1,176,108	94	6,159	0.01%	6552.13%
Construction	128,834	—	5,297	—%	—%	115,448	—	1,934	—%	—%	59,230	—	649	—%	—%
Total commercial loans and leases receivable	10,360,087	51,266	70,194	0.49%	136.92%	5,606,804	37,903	56,547	0.68%	149.19%	6,433,822	6,421	33,830	0.10%	526.86%
Residential	348,109	7,857	4,550	2.26%	57.91%	362,047	6,054	4,180	1.67%	69.05%	658,262	5,083	4,168	0.77%	82.00%
Manufactured housing	66,865	3,331	6,014	4.98%	180.55%	69,240	2,558	4,987	3.69%	194.96%	76,644	1,570	489	2.05%	31.15%
Other consumer	1,257,813	4,887	79,147	0.39%	1619.54%	1,315,171	2,519	83,569	0.19%	3317.55%	545,378	359	10,267	0.07%	2859.89%
Total consumer loans receivable	1,672,787	16,075	89,711	0.96%	558.08%	1,746,458	11,131	92,736	0.64%	833.13%	1,280,284	7,012	14,924	0.55%	212.84%
Loans and leases receivable	12,032,874	67,341	159,905	0.56%	237.46%	7,353,262	49,034	149,283	0.67%	304.45%	7,714,106	13,433	48,754	0.17%	362.94%
Loans and leases receivable, excluding loans receivable, PPP	7,272,447	67,341	159,905	0.93%	237.46%	7,353,262	49,034	149,283	0.67%	304.45%	7,714,106	13,433	48,754	0.17%	362.94%
Loans receivable, mortgage warehouse, at fair value	2,793,164	—	—			2,518,012	—	—			2,001,540	—	—
Total loans held for sale	464,164	18,925	—	4.08%	—%	450,157	1,325	—	0.29%	—%	5,697	1,325	—	23.26%	—%
Total portfolio	$15,290,202	$86,266	$159,905	0.56%	185.36%	$10,321,431	$50,359	$149,283	0.49%	296.44%	$9,721,343	$14,758	$48,754	0.15%	330.36%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
NET CHARGE-OFFS/(RECOVERIES) - UNAUDITED
(Dollars in thousands)
	Q2	Q1	Q4	Q3	Q2	Six Months Ended June 30,
	2020	2020	2019	2019	2019	2020	2019
Loan type
Multi-family	$—	$—	$—	$—	$(7)	$—	$534
Commercial & industrial	(4)	43	(224)	(20)	(155)	39	(274)
Commercial real estate owner occupied	(2)	(3)	(1)	35	(31)	(5)	(151)
Commercial real estate non-owner occupied	2,801	12,797	—	—	—	15,598	—
Construction	(113)	(3)	(8)	(8)	(114)	(116)	(120)
Residential	(26)	(29)	181	(5)	61	(55)	94
Other consumer	7,669	5,906	4,414	1,759	883	13,575	1,614
Total net charge-offs (recoveries) from loans held for investment	$10,325	$18,711	$4,362	$1,761	$637	$29,036	$1,697

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED
Customers believes that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our core results of operations and financial condition relative to other financial institutions. These non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in Customers' industry. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our ongoing financial results, which we believe enhance an overall understanding of our performance and increases comparability of our period to period results. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP.
The following tables present reconciliations of GAAP to non-GAAP measures disclosed within this document.

Core Earnings - Customers Bancorp											Six Months Ended June 30,
	Q2 2020		Q1 2020		Q4 2019		Q3 2019		Q2 2019		2020		2019
(dollars in thousands except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$19,137	$0.61	$(515)	$(0.02)	$23,911	$0.75	$23,451	$0.74	$5,681	$0.18	$18,621	$0.59	$17,506	$0.55
Reconciling items (after tax):
Severance expense	—	—	—	—	—	—	—	—	373	0.01	—	—	373	0.01
Loss upon acquisition of interest-only GNMA securities	—	—	—	—	—	—	—	—	5,682	0.18	—	—	5,682	0.18
Merger and acquisition related expenses	19	—	40	—	76	—	—	—	—	—	59	—	—	—
Legal reserves	—	—	830	0.03	—	—	1,520	0.05	—	—	830	0.03	—	—
(Gains) losses on investment securities	(4,543)	(0.14)	(1,788)	(0.06)	(310)	(0.01)	(1,947)	(0.06)	347	0.01	(6,331)	(0.20)	345	0.01
Derivative credit valuation adjustment	4,527	0.14	2,036	0.06	(429)	(0.01)	378	0.01	605	0.02	6,563	0.21	862	0.03
Risk participation agreement mark-to-market adjustment	(1,080)	(0.03)	—	—	—	—	—	—	—	—	(1,080)	(0.03)	—	—
Losses on sale of non-QM residential mortgage loans	—	—	—	—	595	0.02	—	—	—	—	—	—	—	—
Unrealized losses on loans held for sale	1,114	0.04	—	—	—	—	—	—	—	—	1,114	0.04	—	—
Core earnings	$19,174	$0.61	$603	$0.02	$23,843	$0.75	$23,402	$0.74	$12,688	$0.40	$19,776	$0.63	$24,768	$0.79

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED

Core Return on Average Assets - Customers Bancorp						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019	2020	2019
GAAP net income	$22,718	$3,100	$27,526	$27,066	$9,296	$25,817	$24,735
Reconciling items (after tax):
Severance expense	—	—	—	—	373	—	373
Loss upon acquisition of interest-only GNMA securities	—	—	—	—	5,682	—	5,682
Merger and acquisition related expenses	19	40	76	—	—	59	—
Legal reserves	—	830	—	1,520	—	830	—
(Gains) losses on investment securities	(4,543)	(1,788)	(310)	(1,947)	347	(6,331)	345
Derivative credit valuation adjustment	4,527	2,036	(429)	378	605	6,563	862
Risk participation agreement mark-to-market adjustment	(1,080)	—	—	—	—	(1,080)	—
Losses on sale of non-QM residential mortgage loans	—	—	595	—	—	—	—
Unrealized losses on loans held for sale	1,114	—	—	—	—	1,114	—
Core net income	$22,755	$4,218	$27,458	$27,017	$16,303	$26,972	$31,997

Average total assets	$14,675,584	$11,573,406	$11,257,207	$11,259,144	$10,371,842	$13,124,495	$10,067,377

Core return on average assets	0.62%	0.15%	0.97%	0.95%	0.63%	0.41%	0.64%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Adjusted Net Income and Adjusted ROAA - Pre-Tax Pre-Provision - Customers Bancorp						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019	2020	2019
GAAP net income	$22,718	$3,100	$27,526	$27,066	$9,296	$25,817	$24,735
Reconciling items:
Income tax expense	7,048	1,906	7,451	8,020	2,491	8,955	7,323
Provision for credit losses on loans and leases	20,946	31,786	9,689	4,426	5,346	52,732	10,113
Provision for credit losses on unfunded commitments	(356)	751	3	(235)	(102)	395	(171)
Severance expense	—	—	—	—	490	—	490
Loss upon acquisition of interest-only GNMA securities	—	—	—	—	7,476	—	7,476
Merger and acquisition related expenses	25	50	100	—	—	75	—
Legal reserves	—	1,042	—	2,000	—	1,042	—
(Gains) losses on investment securities	(5,553)	(2,596)	(310)	(2,334)	347	(8,150)	345
Derivative credit valuation adjustment	5,895	2,556	(565)	497	796	8,451	1,134
Risk participation agreement mark-to-market adjustment	(1,407)	—	—	—	—	(1,407)	—
Losses on sale of non-QM residential mortgage loans	—	—	782	—	—	—	—
Unrealized losses on loans held for sale	1,450	—	—	—	—	1,450	—
Adjusted net income - pre-tax pre-provision	$50,766	$38,595	$44,676	$39,440	$26,140	$89,360	$51,445

Average total assets	$14,675,584	$11,573,406	$11,257,207	$11,259,144	$10,371,842	$13,124,495	$10,067,377

Adjusted ROAA - pre-tax pre-provision	1.39%	1.34%	1.57%	1.39%	1.01%	1.37%	1.03%

Core Return on Average Common Equity - Customers Bancorp						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019	2020	2019
GAAP net income to common shareholders	$19,137	$(515)	$23,911	$23,451	$5,681	$18,621	$17,506
Reconciling items (after tax):
Severance expense	—	—	—	—	373	—	373
Loss upon acquisition of interest-only GNMA securities	—	—	—	—	5,682	—	5,682
Merger and acquisition related expenses	19	40	76	—	—	59	—
Legal reserves	—	830	—	1,520	—	830	—
(Gains) losses on investment securities	(4,543)	(1,788)	(310)	(1,947)	347	(6,331)	345
Derivative credit valuation adjustment	4,527	2,036	(429)	378	605	6,563	862
Risk participation agreement mark-to-market adjustment	(1,080)	—	—	—	—	(1,080)	—
Losses on sale of non-QM residential mortgage loans	—	—	595	—	—	—	—
Unrealized losses on loans held for sale	1,114	—	—	—	—	1,114	—
Core earnings	$19,174	$603	$23,843	$23,402	$12,688	$19,776	$24,768

Average total common shareholders' equity	$771,663	$807,884	$819,018	$787,885	$768,592	$789,774	$759,911

Core return on average common equity	9.99%	0.30%	11.55%	11.78%	6.62%	5.04%	6.57%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Adjusted ROCE - Pre-Tax Pre-Provision - Customers Bancorp						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019	2020	2019
GAAP net income to common shareholders	$19,137	$(515)	$23,911	$23,451	$5,681	$18,621	$17,506
Reconciling items:
Income tax expense	7,048	1,906	7,451	8,020	2,491	8,955	7,323
Provision for credit losses on loan and leases	20,946	31,786	9,689	4,426	5,346	52,732	10,113
Provision for credit losses on unfunded commitments	(356)	751	3	(235)	(102)	395	(171)
Severance expense	—	—	—	—	490	—	490
Loss upon acquisition of interest-only GNMA securities	—	—	—	—	7,476	—	7,476
Merger and acquisition related expenses	25	50	100	—	—	75	—
Legal reserves	—	1,042	—	2,000	—	1,042	—
(Gains) losses on investment securities	(5,553)	(2,596)	(310)	(2,334)	347	(8,150)	345
Derivative credit valuation adjustment	5,895	2,556	(565)	497	796	8,451	1,134
Risk participation agreement mark-to-market adjustment	(1,407)	—	—	—	—	(1,407)	—
Losses on sale of non-QM residential mortgage loans	—	—	782	—	—	—	—
Unrealized losses on loans held for sale	1,450	—	—	—	—	1,450	—
Pre-tax pre-provision adjusted net income available to common shareholders	$47,185	$34,980	$41,061	$35,825	$22,525	$82,164	$44,216

Average total common shareholders' equity	$771,663	$807,884	$819,018	$787,885	$768,592	$789,774	$759,911

Adjusted ROCE - pre-tax pre-provision	24.59%	17.41%	19.89%	18.04%	11.75%	20.92%	11.73%

Net Interest Margin, Tax Equivalent - Customers Bancorp						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019	2020	2019
GAAP net interest income	$91,982	$81,321	$77,593	$75,735	$64,679	$173,302	$123,983
Tax-equivalent adjustment	225	205	187	184	183	430	364
Net interest income tax equivalent	$92,207	$81,526	$77,780	$75,919	$64,862	$173,732	$124,347

Average total interest earning assets	$13,980,021	$10,976,731	$10,676,730	$10,667,198	$9,851,150	$12,478,375	$9,566,364

Net interest margin, tax equivalent	2.65%	2.99%	2.89%	2.83%	2.64%	2.80%	2.62%

Net Interest Margin, Tax Equivalent, Excluding PPP - Customers Bancorp						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019	2020	2019
GAAP net interest income	$91,982	$81,321	$77,593	$75,735	$64,679	$173,302	$123,983
PPP net interest income	(9,308)	—	—	—	—	(9,308)	—
Tax-equivalent adjustment	225	205	187	184	183	430	364
Net interest income, tax equivalent, excluding PPP	$82,899	$81,526	$77,780	$75,919	$64,862	$164,424	$124,347

GAAP average total interest earning assets	$13,980,021	$10,976,731	$10,676,730	$10,667,198	$9,851,150	$12,478,375	$9,566,364
Average PPP loans	(2,754,920)	—	—	—	—	(1,377,460)	—
Adjusted average total interest earning assets	$11,225,101	$10,976,731	$10,676,730	$10,667,198	$9,851,150	$11,100,915	$9,566,364

Net interest margin, tax equivalent, excluding PPP	2.97%	2.99%	2.89%	2.82%	2.64%	2.98%	2.62%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Core Efficiency Ratio - Customers Bancorp						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019	2020	2019
GAAP net interest income	$91,982	$81,321	$77,593	$75,735	$64,679	$173,302	$123,983

GAAP non-interest income	$22,236	$21,930	$25,813	$23,369	$12,036	$44,167	$31,754
Loss upon acquisition of interest-only GNMA securities	—	—	—	—	7,476	—	7,476
(Gains) losses on investment securities	(5,553)	(2,596)	(310)	(2,334)	347	(8,150)	345
Derivative credit valuation adjustment	5,895	2,556	(565)	497	796	8,451	1,134
Risk participation agreement mark-to-market adjustment	(1,407)	—	—	—	—	(1,407)	—
Losses on sale of non-QM residential mortgage loans	—	—	782	—	—	—	—
Unrealized losses on loans held for sale	1,450	—	—	—	—	1,450	—
Core non-interest income	22,621	21,890	25,720	21,532	20,655	44,511	40,709
Core revenue	$114,603	$103,211	$103,313	$97,267	$85,334	$217,813	$164,692

GAAP non-interest expense	$63,506	$66,459	$58,740	$59,592	$59,582	$129,965	$113,566
Severance expense	—	—	—	—	(490)	—	(490)
Legal reserves	—	(1,042)	—	(2,000)	—	(1,042)	—
Merger and acquisition related expenses	(25)	(50)	(100)	—	—	(75)	—
Core non-interest expense	$63,481	$65,367	$58,640	$57,592	$59,092	$128,848	$113,076

Core efficiency ratio (1)	55.39%	63.33%	56.76%	59.21%	69.25%	59.16%	68.66%

(1) Core efficiency ratio calculated as core non-interest expense divided by core revenue.

Tangible Common Equity to Tangible Assets - Customers Bancorp

(dollars in thousands except per share data)	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
GAAP total shareholders' equity	$1,007,847	$964,636	$1,052,795	$1,019,150	$991,405
Reconciling items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles	(14,575)	(14,870)	(15,195)	(15,521)	(15,847)
Tangible common equity	$775,801	$732,295	$820,129	$786,158	$758,087

GAAP total assets	$17,903,118	$12,018,799	$11,520,717	$11,723,790	$11,182,427
Reconciling items:
Goodwill and other intangibles	(14,575)	(14,870)	(15,195)	(15,521)	(15,847)
Tangible assets	$17,888,543	$12,003,929	$11,505,522	$11,708,269	$11,166,580

Tangible common equity to tangible assets	4.34%	6.10%	7.13%	6.71%	6.79%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Tangible Book Value per Common Share - Customers Bancorp
(dollars in thousands except share and per share data)	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
GAAP total shareholders' equity	$1,007,847	$964,636	$1,052,795	$1,019,150	$991,405
Reconciling Items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles	(14,575)	(14,870)	(15,195)	(15,521)	(15,847)
Tangible common equity	$775,801	$732,295	$820,129	$786,158	$758,087

Common shares outstanding	31,510,287	31,470,026	31,336,791	31,245,776	31,202,023

Tangible book value per common share	$24.62	$23.27	$26.17	$25.16	$24.30

Adjusted Net Income - Pre-Tax Pre-Provision - BankMobile						Six Months Ended June 30,
(dollars in thousands except per share data)	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019	2020	2019
GAAP net income to common shareholders	$1,940	$(3,195)	$1,693	$684	$(7,097)	$(1,255)	$(7,260)
Reconciling items:
Income tax expense (benefit)	437	(816)	559	206	(2,138)	(379)	(2,187)
Provision for credit losses on loan and leases	1,323	4,488	2,843	1,951	7,552	5,811	9,343
Severance expense	—	—	—	—	18	—	18
Merger and acquisition related expenses	25	50	100	—	—	75	—
Legal reserves	—	1,042	—	1,000	—	1,042	—
Pre-tax pre-provision adjusted net income available to common shareholders	$3,725	$1,569	$5,195	$3,841	$(1,665)	$5,294	$(86)

Total Loans and Leases, excluding PPP
(dollars in thousands)	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
Total loans and leases	$15,290,202	$10,321,431	$10,051,074	$10,277,621	$9,721,343

Loans receivable, PPP	(4,760,427)	—	—	—	—
Loans and leases, excluding PPP	$10,529,775	$10,321,431	$10,051,074	$10,277,621	$9,721,343

Coverage of credit loss reserves for loans and leases held for investment, excluding PPP
(dollars in thousands)	Q2 2020	Q1 2020	Q4 2019	Q3 2019	Q2 2019
Loans and leases receivable	$12,032,874	$7,353,262	$7,318,988	$7,336,237	$7,714,106

Loans receivable, PPP	(4,760,427)	—	—	—	—
Loans and leases held for investment, excluding PPP	$7,272,447	$7,353,262	$7,318,988	$7,336,237	$7,714,106

Allowance for credit losses on loans and leases	159,905	149,283	56,379	51,053	48,388

Coverage of credit loss reserve for loans and leases held for investment, excluding PPP	2.20%	2.03%	0.77%	0.70%	0.63%